Filed Pursuant to Rule 424(b)(2)
Registration No. 333-206169, 333-206169-01

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
2.350% Senior Notes due 2022	$500,000,000	99.771%	$498,855,000	$57,817.29
3.100% Senior Notes due 2027	$500,000,000	99.792%	$498,960,000	$57,829.46

(1)	Pursuant to Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the total registration fee for this offering is $115,646.75.
(2)	A filing fee of $115,646.75 is being paid in connection with this offering.

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 3, 2015)

INTERCONTINENTAL EXCHANGE, INC.

$500,000,000 2.350% SENIOR NOTES DUE 2022

$500,000,000 3.100% SENIOR NOTES DUE 2027

Intercontinental Exchange, Inc. (“ICE”) is offering $500,000,000 initial aggregate principal amount of 2.350% Senior Notes due 2022 (the “2022 notes”) and $500,000,000 initial aggregate principal amount of 3.100% Senior Notes due 2027 (the “2027 notes” and, together with the 2022 notes, the “notes”). The 2022 notes will mature on September 15, 2022 and the 2027 notes will mature on September 15, 2027. Interest on the notes will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2018.

We may redeem the notes in whole or in part at any time at the redemption prices described in this prospectus supplement under the heading “Description of Notes—Optional Redemption.” Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

The notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by NYSE Holdings LLC (“NYSE”). The guarantee will be the general unsecured obligation of NYSE and will rank equally in right of payment with all existing and future indebtedness and other obligations of NYSE (for so long as NYSE’s guarantee is in place) that are not, by their terms, expressly subordinated in right of payment to the guarantee of the notes. The guarantee is being provided because NYSE is currently a guarantor under ICE’s Credit Agreement (as defined herein). The guarantee will be released when NYSE is no longer an obligor under ICE’s Credit Agreement. We expect that NYSE will be released from its guarantee under ICE’s Credit Agreement upon the redemption or other repayment in full of NYSE’s $850 million aggregate principal amount of 2.00% senior unsecured fixed rate notes due in October 2017 (the “NYSE USD Notes”) from a portion of the net proceeds of this offering.

The notes will not be listed on any securities exchange. Currently there are no public markets for the notes and ICE cannot provide any assurances that active public markets for the notes will develop.

Investing in the notes involves certain risks. See “Risk Factors” included or incorporated by reference herein, as described beginning on page S-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2022 Note	Total for all 2022 Notes	Per 2027 Note	Total for all 2027 Notes
Public offering price(1)	99.771%	$498,855,000	99.792%	$498,960,000
Underwriting discounts	0.600%	$3,000,000	0.650%	$3,250,000
Proceeds, before expenses, to us(1)	99.171%	$495,855,000	99.142%	$495,710,000

(1)	Plus accrued interest, if any, from August 17, 2017, if settlement occurs after that date.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking société anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear system, against payment in New York, New York on or about August 17, 2017, which is the fifth business day after the date of this prospectus supplement (T+5). See “Underwriting.”

Joint Book-Running Managers for the 2022 Notes and the 2027 Notes

BofA Merrill Lynch	Wells Fargo Securities	MUFG

Joint Book-Running Managers for the 2022 Notes

Senior Co-Managers for the 2027 Notes

Loop Capital Markets	Mizuho Securities	PNC Capital Markets LLC

Joint Book-Running Managers for the 2027 Notes

Senior Co-Managers for the 2022 Notes

BBVA	BMO Capital Markets	Fifth Third Securities
Co-Managers for the 2022 Notes and the 2027 Notes
Citigroup	Credit Suisse	J.P. Morgan
Morgan Stanley	SOCIETE GENERALE	Goldman Sachs & Co. LLC

Prospectus Supplement dated August 10, 2017

PROSPECTUS SUPPLEMENT

PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein as described under “Where You Can Find Additional Information,” or any free writing prospectus that we file with the Securities and Exchange Commission (“SEC”). Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been published. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover page of those respective documents. Our business, financial condition, results of operations or prospects may change after those dates. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted.

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside of the United States who come into possession of this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or

i

solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting.”

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of this prospectus supplement entitled “Where You Can Find Additional Information.”

The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about us and the notes offered under this prospectus supplement. That registration statement can be read at the SEC’s website or at the SEC’s Public Reference Room mentioned under the section of this prospectus supplement entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, in this prospectus supplement and the accompanying prospectus, (i) the terms the “Company,” “we,” “our” or “us” refer to ICE and its consolidated subsidiaries and (ii) “ICE” refers to Intercontinental Exchange, Inc. and not to any of its subsidiaries.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

ICE is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov or on our Internet site at http://www.intercontinentalexchange.com. Except for the documents referred to under this caption “Where You Can Find Additional Information” in this prospectus supplement and under the caption “Where You Can Find More Information” in the accompanying prospectus which are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on ICE’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus supplement or the accompanying prospectus. ICE has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

ICE and NYSE have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus supplement prior to the termination of this offering will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2016, filed on February 7, 2017 (File No. 001-36198);

(2)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended June 30, 2017, filed on August 3, 2017 (File No. 001-36198);

(3)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended March 31, 2017, filed on May 3, 2017 (File No. 001-36198);

(4)	Definitive Proxy Statement of Intercontinental Exchange, Inc. on Schedule 14A for the Annual Meeting of Stockholders on May 19, 2017, filed on March 30, 2017 (solely to the extent incorporated by reference into Part III of Intercontinental Exchange, Inc.’s 2016 Annual Report on Form 10-K) (File No. 001-36198);

(5)	Current Reports of Intercontinental Exchange, Inc. on Form 8-K filed on February 1, 2017; March 6, 2017; May 22, 2017; May 26, 2017; and August 3, 2017; and

(6)	All documents filed by ICE under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), on or after the date of this prospectus supplement and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 5660 New Northside Drive, Atlanta, GA 30328, telephone (770) 857-4700.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “might,” “can,” “could,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties included or incorporated by reference herein as described in the section entitled “Risk Factors.”

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in ICE’s filings with the SEC. These risks and uncertainties include, without limitation, the following:

•	conditions in global financial markets and domestic and international economic, political and social conditions;

•	the impact of the introduction of or any changes in laws, regulations, rules or government policy with respect to financial markets, increased regulatory scrutiny or enforcement actions and our ability to comply with these requirements;

•	volatility in commodity prices, equity prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indices and foreign exchange rates;

•	the business environment in which we operate and trends in our industry, including trading volumes, clearing, data services, fees, changing regulations, competition and consolidation;

•	the success of our clearing houses and our ability to minimize the risks associated with operating clearing houses in multiple jurisdictions;

•	the success of our equity exchanges and the exchanges’ compliance with their regulatory and over-sight responsibilities;

•	the resilience of our electronic platforms and soundness of our business continuity and disaster recovery plans;

•	continued high renewal rates of subscription-based data revenues;

•	our ability to identify and effectively pursue, implement and integrate acquisitions and strategic alliances;

•	our ability to complete and realize the synergies and benefits of our acquisitions within the expected time frame, and to integrate acquired operations with our business;

•	our ability to effectively maintain our growth;

•	the performance and reliability of our other technologies and those of third party service providers, including our ability to keep pace with technological developments and ensure that the technology we utilize is not vulnerable to security risks or other disruptive events;

•	our ability to identify trends and adjust our business to benefit from such trends;

•	the accuracy of our cost and other financial estimates and our belief that cash flows from operations will be sufficient to service our debt and fund our operational and capital expenditure needs;

•	our ability to maintain existing market participants and data customers, and attract new ones, and to offer additional products and services, leverage our risk management capabilities and enhance our technology in a timely and cost-effective fashion;

•	our ability to attract and retain key talent;

•	our ability to protect our intellectual property rights and to operate our business without violating the intellectual property rights of others; and

•	potential adverse results of threatened or pending litigation and regulatory actions and proceedings.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement in the case of forward-looking statements contained in this prospectus supplement, or the dates of the documents incorporated by reference into this prospectus supplement in the case of forward-looking statements made in those incorporated documents.

We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before buying the notes in this offering. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the other incorporated documents, including in particular the section entitled “Risk Factors” of this prospectus supplement and in such incorporated documents, as well as our consolidated financial statements, incorporated by reference in this prospectus supplement and the accompanying prospectus, before making any investment decision.

Company Overview

We are a leading global operator of regulated exchanges, clearing houses and listings venues, and a provider of data services for commodity and financial markets. We operate regulated marketplaces for listing, trading and clearing a broad array of derivatives and securities contracts across major asset classes, including energy and agricultural commodities, interest rates, equities, equity derivatives, exchange traded funds, credit derivatives, bonds and currencies. We offer end-to-end market data services to support the trading, investment, risk management and connectivity needs of customers across virtually all asset classes.

Our exchanges include futures exchanges in the United States, United Kingdom, Continental Europe, Canada and Singapore, and cash equities, equity options and bond exchanges in the United States. We also operate over-the-counter, or OTC, markets for physical energy and credit default swaps, or CDS, trade execution. To serve global derivatives markets, we operate central counterparty clearing houses in the United States, United Kingdom, Continental Europe, Canada and Singapore. We offer a range of data services for global financial and commodity markets, including pricing and reference data, exchange data, analytics, feeds, desktops and connectivity solutions. Through our markets, clearing houses, listings and data services, we provide end-to-end solutions for our customers through liquid markets, benchmark products, access to capital markets, and related services to support their ability to manage risk and raise capital. Our business is currently conducted as two reportable business segments, our Trading and Clearing segment and our Data and Listings segment, and the majority of our identifiable assets are located in the United States and United Kingdom.

Our principal executive offices are located at 5660 New Northside Drive, Atlanta, Georgia 30328, and our telephone number is 770-857-4700.

Ratio of Earnings to Fixed Charges

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income from continuing operations before adjustment for fixed charges and equity earnings, and adjusted for non-controlling interests in consolidated subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expenses, amortization of discount and debt issuance costs and an appropriate portion of rentals representative of the interest factor.

	Six Months Ended June 30, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	15.0x	12.2x	17.8x	15.0x	9.7x	21.0x

Summary of the Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see the discussion under the caption “Description of Notes” in this prospectus supplement.

Issuer	Intercontinental Exchange, Inc.

Securities Offered	$500,000,000 initial aggregate principal amount of 2.350% Senior Notes due 2022 (the “2022 notes”) and $500,000,000 initial aggregate principal amount of 3.100% Senior Notes due 2027 (the “2027 notes”). The 2022 notes and the 2027 notes are collectively referred to in this prospectus supplement as the “notes.” The offering and sale of each series of notes is not conditioned on the sale of any other series of notes.

Maturity Date	The 2022 notes will mature on September 15, 2022. The 2027 notes will mature on September 15, 2027 .

Interest Rate	Interest on the 2022 notes will accrue at the rate of 2.350% per annum. Interest on the 2027 notes will accrue at the rate of 3.100% per annum.

Interest Payment Dates	March 15 and September 15, beginning March 15, 2018.

Optional Redemption	We may redeem any series of the notes, in whole or in part, at any time at the applicable redemption price described herein under the caption “Description of Notes—Optional Redemption.”

Change of Control Offer	If we experience a Change of Control Triggering Event, unless we have exercised our right to redeem the notes, the holders of the notes will have the right to require us to purchase their notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, on the notes purchased to, but excluding, the date of purchase. See “Description of Notes—Repurchase upon Change of Control Triggering Event.”

Notes Guarantee	The notes will be fully and unconditionally guaranteed (the “Notes Guarantee”) on an unsecured and unsubordinated basis by NYSE. The Notes Guarantee of NYSE will automatically terminate, and the obligations of NYSE under the Notes Guarantee will be unconditionally released and discharged, if and when NYSE is no longer (or substantially simultaneously with such release will no longer be) an obligor (either borrower or guarantor) under ICE’s Credit Agreement as described under “Description of Other Indebtedness—NYSE Subsidiary Guarantee.” ICE is the parent borrower under the Credit Agreement, and NYSE is a guarantor under the Credit Agreement.

We expect that NYSE will be released from its guarantee under the Credit Agreement upon the redemption or other repayment in full of the NYSE USD Notes, and that its Notes Guarantee and its guarantees of our other indebtedness will concurrently terminate.

Ranking	The notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of ICE’s future secured indebtedness and other secured obligations to the extent of the value of the collateral securing such indebtedness or other obligations. In addition, the notes will be structurally subordinated to all liabilities, including trade payables, of its subsidiaries that do not guarantee the notes. ICE is a holding company and does not have any material assets other than its ownership interests in its subsidiaries.

The Notes Guarantee will be the general unsecured obligation of NYSE and will rank equally in right of payment with all existing and future indebtedness and other obligations of NYSE (for so long as the Notes Guarantee is in place) that are not, by their terms, expressly subordinated in right of payment to the Notes Guarantee. The Note Guarantee will be effectively subordinated to all of NYSE’s future secured indebtedness and other secured obligations to the extent of the value of the collateral securing such indebtedness or other obligations. NYSE is a holding company and does not have any material operating assets other than its ownership interests in its subsidiaries.

For a description of the other indebtedness of ICE, see “Capitalization,” “Description of Notes—Ranking” and “Description of Other Indebtedness.”

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	Each series of notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), or its nominees. See “Description of Notes—Book-Entry Settlement.”

Settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	We intend to use the net proceeds from this offering, after deducting underwriting discounts and offering expenses, for general corporate purposes, including to fund the redemption of our NYSE USD Notes and to pay down commercial paper outstanding.

Covenants	The indenture and the supplemental indenture governing the notes will contain covenants that, subject to certain exceptions, limit ICE’s ability and the ability of certain of ICE’s subsidiaries to create liens and to enter into sale and leaseback transactions, and limit ICE’s ability to consolidate, merge or transfer all or substantially all of its assets. The indenture and the supplemental indenture governing the notes will also contain covenants that, subject to certain exceptions, limit the ability of NYSE to consolidate or merge, for so long as the Notes Guarantee is in place. See “Description of Notes—Certain Covenants.”

No Listing	The notes will not be listed on any securities exchange. Currently there are no public markets for the notes.

Trustee, Registrar and Paying Agent	Wells Fargo Bank, National Association

Governing Law	The indenture, the supplemental indenture, the notes and the Notes Guarantee will be governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” in this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors and the regulatory update information incorporated by reference in this prospectus supplement from ICE’s Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk Factors” and other filings we have made or may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to this Offering and the Notes

The indenture and the supplemental indenture do not limit the amount of debt we may incur or restrict our ability to engage in other transactions that may adversely affect holders of the notes.

The indenture and the supplemental indenture under which the notes will be issued do not limit the amount of debt that we may incur. The indenture and the supplemental indenture do not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the indenture and the supplemental indenture do not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you and, in particular, could limit our ability to make payments on the notes.

The Notes Guarantee will automatically terminate under certain circumstances, and the notes will be effectively subordinated to the existing and future liabilities of ICE’s subsidiaries which do not guarantee the notes.

ICE is a separate and distinct legal entity from each of its subsidiaries. While NYSE will fully and unconditionally guarantee ICE’s obligations under the notes, the Notes Guarantee will automatically terminate, and the obligations under the Notes Guarantee will be unconditionally released and discharged, if and when NYSE is no longer (or substantially simultaneously with such release will no longer be) an obligor (either borrower or guarantor) under the Credit Agreement. See “Description of Other Indebtedness—NYSE Subsidiary Guarantee.” As discussed there, we expect that NYSE will be released from its guarantee under the Credit Agreement upon the redemption or other repayment in full of the NYSE USD Notes from a portion of the net proceeds of this offering, and that its Notes Guarantee and its guarantees of our other indebtedness will concurrently terminate. Additionally, notwithstanding NYSE’s Notes Guarantee, NYSE is permitted under the Notes Guarantee and under the indenture and supplemental indenture governing the notes to transfer all or substantially all of its assets, including to another of our subsidiaries, without requiring the transferee to assume the relevant guarantee, subject to certain limitations. For further information, see “Description of Notes—Notes Guarantee.”

None of ICE’s other subsidiaries (including NYSE following termination of the Notes Guarantee), and none of NYSE’s subsidiaries, will guarantee the notes. Consequently, none of these subsidiaries will have any obligation to pay any amounts due on the notes or to provide ICE or NYSE with funds to meet their respective payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. Any payment of dividends, loans or advances by these subsidiaries may be subject to contractual or legal restrictions. The rights of ICE and NYSE to receive any assets from any of these subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of the creditors of these subsidiaries.

The notes will be subject to prior claims of secured creditors.

The notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will also be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by NYSE pursuant to the Notes Guarantee, and the Notes Guarantee will be the general unsecured obligation of NYSE, and will rank equally in right of payment with all existing and future indebtedness and other obligations of NYSE (for so long as the Notes Guarantee is in place) that are not, by their terms, expressly subordinated in right of payment to the applicable Notes Guarantee. The indenture and the supplemental indenture governing the notes permit ICE and its subsidiaries to incur secured debt under specified circumstances. If ICE or any of its subsidiaries incurs any debt secured by its assets, these assets will be subject to the prior claims of the secured creditors, and in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, these pledged assets would be available to satisfy secured obligations before any payment could be made on the notes or the Notes Guarantee. To the extent that such assets could not satisfy in full any such secured obligations, the holders of such obligations would have a claim for any shortfall that would rank equally in right of payment with the notes or the Notes Guarantee. In that case, we might not have sufficient assets remaining to pay amounts due on any or all of the notes or the Notes Guarantee.

The negative covenants contained in the indenture and supplemental indenture governing the notes are only applicable to certain subsidiaries of ICE.

The negative covenants contained in the indenture and the supplemental indenture governing the notes limiting ICE’s ability, and the ability of certain of its subsidiaries, to create liens and to enter into sale and leaseback transactions only apply to significant subsidiaries of ICE, which is defined to include NYSE (for so long as the Notes Guarantee is in place) and any subsidiaries of ICE classified as significant subsidiaries under Regulation S-X under the Exchange Act. These negative covenants do not limit the actions of ICE’s subsidiaries that are not significant subsidiaries or guarantors of the notes (including NYSE following termination of the Notes Guarantee), including any secured debt incurred, assumed or guaranteed by any ICE subsidiaries that are not significant subsidiaries or guarantors of the notes, and are subject to certain exceptions. See “Description of Notes—Certain Covenants.”

Active trading markets for the notes may not develop and future trading prices of the notes will depend upon many factors.

There are no existing trading markets for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that any trading markets for the notes will ever develop or will be maintained. If trading markets do not develop or are not maintained, you may find it difficult or impossible to resell the notes. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell the notes or the prices at which you will be able to sell the notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to us and/or our debt securities and the markets for similar securities. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including the time remaining to the maturity of the notes, the outstanding amount of the notes, the terms related to optional redemption of the notes, and the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in each series of the notes, but they are not obligated to do so and may cease doing so at any time without notice.

Our credit ratings may not reflect all of risks in the investment in the notes and these ratings could be lowered or withdrawn in the future.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower its rating or decide not to continue to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any actual or anticipated downgrade or withdrawal of a rating by a rating agency that rates the notes, and any announcement that our ratings are under further review for a downgrade, could have an adverse effect on the trading prices or liquidity of the notes.

ICE may choose to redeem the notes of any series prior to maturity.

ICE may redeem some or all of the notes of any series at any time. See “Description of Notes—Optional Redemption.” Although the notes contain provisions designed to compensate you for the lost value of your notes if we redeem some or all of the notes prior to maturity, they are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of notes.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

We may not be able to purchase all of the notes upon a Change of Control Triggering Event, which would result in a default under the notes.

ICE will be required to offer to purchase the notes upon the occurrence of a “Change of Control Triggering Event” as provided in the indenture and the supplemental indenture governing the notes. See “Description of Notes—Repurchase upon Change of Control Triggering Event.” However, we may not have sufficient funds to purchase the notes in cash at such time. In addition, our ability to purchase the notes for cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. The failure to make such purchase would result in a default under the notes.

USE OF PROCEEDS

We estimate the net proceeds from this offering, after deducting the underwriting discounts but before offering expenses, will be approximately $991.6 million. We intend to use the net proceeds from this offering for general corporate purposes, including to fund the redemption of NYSE’s $850 million aggregate principal amount of 2.00% senior unsecured fixed rate notes due in October 2017 and to pay down commercial paper outstanding.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2017 (i) on an actual basis and (ii) as adjusted solely to give effect to this offering and the application of $991.6 million net proceeds as described under “Use of Proceeds,” as if each had occurred on June 30, 2017. Actual amounts may vary from the as adjusted amounts set forth below depending on several factors. You should read the data set forth in the table below in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information set forth below may not reflect our cash, debt and capitalization in the future.

	As of June 30, 2017
	Actual	As Adjusted
	(Unaudited) (in millions)
Cash and cash equivalents(1)	$398	$398

Short-term debt(2)
Commercial Paper(1)	1,173	1,042
NYSE USD Notes(3)	850	—
Long-term debt, excluding current portion(2)
2022 notes offered hereby	—	495
2027 notes offered hereby	—	495
Credit Agreement	—	—
2018 Senior Notes	598	598
2020 Senior Notes	1,243	1,243
2023 Senior Notes	791	791
2025 Senior Notes	1,242	1,242

Total debt	5,897	5,906
Total equity	15,933	15,933

Total capitalization	$21,830	$21,839

(1)	The actual amount of our cash and cash equivalents and the actual amount of our commercial paper outstanding may vary from time to time due to our ordinary cash management activities. As adjusted Commercial Paper reflects the application of $131 million of our net proceeds remaining after deducting offering expenses and the estimated amount to fund the redemption of the NYSE USD Notes, including accrued and unpaid interest.
(2)	For a discussion of our short-term and long-term debt obligations and related guarantee, see “Description of Other Indebtedness.” All long-term debt reflects principal obligation net of unamortized debt issuance costs (“carrying amount”).
(3)	Represents carrying amount. Principal amount outstanding as of June 30, 2017 is $850 million. We intend to redeem all of the NYSE USD Notes as soon as practicable following completion of this offering.

DESCRIPTION OF NOTES

General

Unless otherwise specified, for purposes of this section, (i) the terms “ICE,” “we,” “us” and “our” refer to Intercontinental Exchange, Inc. and not to any of its subsidiaries; and (ii) the term “NYSE” refers to NYSE Holdings LLC and not to any of its subsidiaries. Each series of notes will be issued under an indenture (the “Senior Indenture”) among us, NYSE and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and a supplemental indenture thereto (a “Supplemental Indenture”) which together set forth the terms of each series of notes offered hereby. We refer to the Senior Indenture and each Supplemental Indenture collectively in this section as the “Indenture” and we refer to each person in whose name a note is registered in the note register for a series of notes in this section as a “holder” and, collectively, as the “holders.”

The following is a summary of material provisions of the Indenture. This summary does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

Principal, Maturity and Interest

We will issue $500,000,000 initial aggregate principal amount of 2.350% Senior Notes due 2022 (the “2022 notes”) and $500,000,000 initial aggregate principal amount of 3.100% Senior Notes due 2027 (the “2027 notes” and, together with the 2022 notes, the “notes”) in this offering. The 2022 notes will mature on September 15, 2022 and the 2027 notes will mature on September 15, 2027 . Interest on the 2022 notes will accrue at the rate of 2.350% per annum and interest on the 2027 notes will accrue at the rate of 3.100% per annum. Interest on the notes will be payable semiannually in arrears on each March 15 and September 15 commencing on March 15, 2018, to the persons who are holders at the close of business on the March 1 and September 1, whether or not a business day, immediately preceding the applicable interest payment date.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. If any interest payment date, redemption date, repurchase date or maturity date falls on a day that is not a business day, payment of interest, principal and premium, if any, with respect to such notes will be made on the next business day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such due date. For this purpose, “business day” means any weekday that is not a day on which banking institutions in New York City are authorized or obligated by law or regulation to be closed. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Each series of notes will constitute a separate series under the Indenture. We may from time to time without notice to, or the consent of, any holder, create and issue additional series of notes under the Indenture. In addition, we may from time to time without notice to, or the consent of, any holder, create and issue additional notes of either series of notes under the Indenture (“additional notes”) having the same terms as the notes of such series, except for public offering price, issue date and, if applicable, the initial interest accrual date and first interest payment date. To the extent we do so, any additional notes, together with the notes of the same series, will constitute a single series under the Indenture and will vote together as one class on all matters with respect to the notes of such series; provided, however, that any additional notes that are not fungible with existing notes of the same series for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the applicable series of notes offered hereby.

We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be entitled to the benefit of any mandatory sinking fund.

We will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, purchase price and redemption price of the notes from time to time on demand at the rate then borne by the notes offered hereby, and will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods), on the notes offered hereby from time to time on demand at the same rate to the extent lawful.

We will pay interest, principal and premium, if any, on the notes in U.S. dollars.

Notes Guarantee

On the issue date, the notes and the Company’s obligations under the Indenture will be guaranteed on an unsecured and unsubordinated basis by NYSE. We refer to the guarantee of the notes by NYSE as the “Notes Guarantee.” For a description of the guarantees being provided by NYSE with respect to other indebtedness of ICE, including any indebtedness under the Credit Agreement, see “Description of Other Indebtedness—NYSE Subsidiary Guarantee.” As discussed there, we expect that NYSE’s guarantee of the notes will be released in accordance with the terms of the Credit Agreement concurrently with NYSE’s release of its existing guarantees of our other indebtedness presently guaranteed by it upon the redemption or other repayment in full of the NYSE USD Notes from a portion of the net proceeds of this offering. The obligations of, and limitations imposed on, NYSE outlined herein will apply for so long as NYSE provides a Notes Guarantee.

Under the Notes Guarantee, NYSE will fully and unconditionally guarantee to each holder and the Trustee, on an unsecured basis, the full and prompt payment of principal of, premium, if any, and interest on the notes, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, including all fees and expenses due and owing to the Trustee.

The Notes Guarantee is being provided because NYSE is currently also a guarantor under the Credit Agreement and certain of our other debt, as described under “—Ranking” below. The purpose of the Notes Guarantee is not to provide the holders of the notes with recourse against the assets of NYSE in the absence of such guarantee of the Credit Agreement. The Indenture, therefore, will permit NYSE to transfer all or substantially all of its assets without requiring the transferee to assume the Notes Guarantee or the notes, unless such transfer constitutes a transfer of all or substantially all of the assets of us and our subsidiaries, taken as a whole. The Indenture will also permit us and NYSE to transfer our or its assets to us or our subsidiaries without requiring the transferee to assume the notes or the Notes Guarantee. See below under “—Certain Covenants—Limitation on Mergers and Other Transactions.”

The Notes Guarantee of NYSE will automatically terminate, and the obligations of NYSE under the Notes Guarantee will be unconditionally released and discharged, if and when NYSE is no longer (or substantially simultaneously with such release will no longer be) an obligor (either borrower or guarantor) under the Credit Agreement. Once released in accordance with its terms, the Notes Guarantee will not subsequently be required to be reinstated for any reason. For a description of the terms of the Credit Agreement, and the conditions under which NYSE may cease to be an obligor under the Credit Agreement, see “Description of Other Indebtedness—NYSE Subsidiary Guarantee.” As discussed there, we expect that NYSE will be released from its guarantee under the Credit Agreement upon the redemption or other repayment in full of the NYSE USD Notes from a portion of the net proceeds of this offering, and that its Notes Guarantee and its guarantees of our other indebtedness will concurrently terminate.

As used in the Indenture, “Credit Agreement” means the Credit Agreement, dated as of April 3, 2014, as amended by the First Amendment to Credit Agreement dated as of May 15, 2015, the Second Amendment to Credit Agreement dated November 9, 2015 and the Third Amendment to Credit Agreement dated November 13, 2015, by and among ICE (formerly IntercontinentalExchange Group, Inc.) and ICE Europe Parent Limited, as borrowers, Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender, Bank of America, N.A., as syndication agent, and each of the lenders signatory thereto, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time.

Ranking

The notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of ICE’s future secured indebtedness and other secured obligations to the extent of the value of the collateral securing such indebtedness or other obligations. In addition, the notes will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries that do not guarantee the notes. ICE is a holding company and does not have any material assets other than its ownership interest in its subsidiaries.

The Notes Guarantee will be the general unsecured obligation of NYSE and will rank equally in right of payment with all existing and future indebtedness and other obligations of NYSE (for so long as the Notes Guarantee is in place) that are not, by their terms, expressly subordinated in right of payment to the Notes Guarantee of NYSE. The Notes Guarantee will be effectively subordinated to all of NYSE’s future secured indebtedness and other secured obligations to the extent of the value of the collateral securing such indebtedness or other obligations. NYSE is principally a holding company and does have any material operating assets other than through ownership interests in its subsidiaries. NYSE is currently also a guarantor under our Credit Agreement, our Commercial Paper Program and our Senior Notes, subject to release as described under “Description of Other Indebtedness—NYSE Subsidiary Guarantee.”

As of June 30, 2017, as adjusted to give effect to this offering and the redemption of the NYSE USD Notes as if they had occurred on June 30, 2017, the senior unsecured indebtedness of ICE and NYSE that would rank equally with the notes consisted of the following:

•	$1,173.0 million aggregate principal amount of borrowings under our Commercial Paper Program;

•	$600.0 million aggregate principal amount of 2.50% Senior Notes due 2018;

•	$1,250.0 million aggregate principal amount of 2.75% Senior Notes due 2020;

•	$800.0 million aggregate principal amount of 4.00% Senior Notes due 2023; and

•	$1,250.0 million aggregate principal amount of 3.75% Senior Notes due 2025.

For a summary of the terms of such other indebtedness, including the relevant guarantees thereof by ICE or NYSE, see “Description of Other Indebtedness.”

Optional Redemption

At our option, we may redeem either series of the notes, in whole or in part, at any time and from time to time prior to August 15, 2022 (one month prior to the maturity date of the 2022 notes, the “2022 par call date”), in the case of the 2022 notes, or June 15, 2027 (three months prior to the maturity date of the 2027 notes, the “2027 par call date” and, together with the 2022 par call date, the “par call dates” and each a “par call date”), in the case of the 2027 notes, on at least 30 days’ but no more than 60 days’ prior written notice mailed (or otherwise transmitted in accordance with DTC procedures) to the holders of the notes to be redeemed. Upon redemption of any notes, we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed; and

(2)	the sum of (a) the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on the applicable par call date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Adjusted Treasury Rate described below plus (b) 10 basis points, in the case of the 2022 notes, and 15 basis points, in the case of the 2027 notes, plus accrued and unpaid interest to but excluding the date of redemption for the notes to be redeemed.

At our option, we may redeem either series of the notes, in whole or in part, at any time and from time to time on or after the 2022 par call date, in the case of the 2022 notes, or the 2027 par call date, in the case of the 2027 notes, on at least 30 days’ but no more than 60 days’ prior written notice mailed (or otherwise transmitted in accordance with DTC procedures) to the holders of the notes to be redeemed, at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest to but excluding the date of redemption for the notes to be redeemed.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed (assuming, for this purpose, that the notes matured on the respective par call date) that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for that date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Trustee is provided fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by us.

“Reference Treasury Dealer” means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC and a Primary Treasury Dealer (defined herein) selected by MUFG Securities Americas Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for such bank another Primary Treasury Dealer and (2) up to two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us and the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before that date of redemption.

On and after the applicable redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the applicable redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the applicable redemption price of and accrued interest on, the notes to be redeemed on that date.

In the event that we choose to redeem less than all of the notes of a series, selection of the notes of such series for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, by lot and subject to applicable DTC procedures or regulations or by such method as the Trustee shall deem appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail (or otherwise transmitted in accordance with DTC procedures) at least 30 but not more than 60 days before the applicable redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the applicable redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

If we redeem any notes of a series, then we may prevent holders from transferring or exchanging such notes for certain periods. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending at the close of business on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

Repurchase upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to a series of notes, unless we have exercised our right to redeem such notes as described under “—Optional Redemption” by causing a notice of redemption to be delivered to the holders of the notes, we will be required to make an offer to each holder to repurchase all or, at the option of a holder, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that holder’s notes of such series pursuant to the terms and conditions described below (a “Change of Control Offer”).

In a Change of Control Offer, we will be required to offer payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase.

Within 30 days following any Change of Control Triggering Event with respect to a series of notes or, at our option, prior to any Change of Control but after the public announcement of the transaction or transactions that constitute or may constitute a Change of Control, we will be required to mail a notice to holders of notes of such series, with a copy to the Trustee for such notes, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the notes of such series on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice shall, if mailed prior to the date of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflict.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the Change of Control Offer; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will be required to promptly mail to each holder who properly tendered notes the purchase price for such notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to the unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. In addition, we will not be required to purchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment.

For purposes of this provision, the following terms will be applicable:

(i)	“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the holders of the applicable series of notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

(ii)	“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than us or one of our Subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) we consolidate with or into any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such holding company.

(iii)	“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control.

(iv)	“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

(v)	“Moody’s” means Moody’s Investors Service, Inc.

(vi)	“Person” means any individual, firm, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

(vii)	“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of a series of notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, that we select (as certified by an executive officer of ours) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

(viii)	“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc.

(ix)	“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any capital stock of a Significant Subsidiary), whether owned on the date of issuance of the notes or thereafter acquired, to secure any Indebtedness (as defined below), unless we contemporaneously secure the notes (together with, if we so determine, any other Indebtedness of, or guaranteed by, us or such Significant Subsidiary then existing or thereafter created which is not subordinated to the notes) equally and ratably with (or, at our option, prior to) that obligation.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any borrowed money, or evidenced by notes, bonds, debentures or other instruments for money borrowed, or under any lease required to be capitalized under GAAP as in effect on the issue date, or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

We will not, however, be required to secure the notes if the Lien consists of Permitted Liens (as defined below), it being understood that the definition of Permitted Liens is not intended to broaden the interpretation or otherwise expand the scope of the first paragraph of this covenant.

Under the Indenture, “Permitted Liens” of any person are defined as:

(a)	Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c)	Liens incurred or pledges or deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)	Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e)	judgment Liens in respect of judgments that do not constitute an Event of Default under the Indenture;

(f)	easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of us and our Subsidiaries taken as a whole;

(g)	Liens on (1) any property or asset prior to the acquisition thereof (provided that such Lien may only extend to such property or asset) or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the issue date of the notes, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or the Lien is not extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h)	any Lien existing on the issue date;

(i)	Liens upon fixed, capital, real or tangible personal property acquired after the issue date (by purchase, construction, development, improvement, capital lease or otherwise) by us or any Significant Subsidiary, each of which was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j)	Liens in favor of us or any Significant Subsidiary;

(k)	Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (g), (h), (i), (j) and (k); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m)	Liens securing our obligations or those of any of our Subsidiaries in respect of any swap agreements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve clearing, depositary, regulated exchange or settlement activities in respect thereof;

(n)	Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program;

(o)	Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsections “—Limitation on Sale and Leaseback Transactions” and “—Limitation on Mergers and Other Transactions”); and

(p)	Liens arising in connection with our operations or the operations of any of our Subsidiaries relating to clearing, depository, matched principal, regulated exchange or settlement activities, including, without limitation, Liens on securities sold by us or any Subsidiary in repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, securities lending and borrowing agreements and any other similar agreement or transaction entered into in the ordinary course of clearing, depository, matched principal and settlement operations or in the management of liabilities.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions) which is owned or leased by us or any of our Significant Subsidiaries unless the Board of Directors of ICE has determined in good faith that such office or facility is not of material importance to the total business conducted by ICE and its Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary” means NYSE (for so long as the Notes Guarantee is in place) and, with respect to any person, any Subsidiary of such person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between us and one of our Significant Subsidiaries or between our Significant Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors of ICE or such Significant Subsidiary, as the case may be) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of ours or of one of our Significant Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to us or one of our Significant Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “—Limitations on Liens” and “—Limitation on Sale and Lease-Back Transactions,” if at the time the Indebtedness is incurred and after giving effect to such Indebtedness and to the retirement of Indebtedness which is concurrently being retired, the sum of (a) the aggregate principal amount of all Indebtedness secured by Liens that are restricted by, and not otherwise permitted by, the provisions described under “—Limitations on Liens” and (b) the aggregate amount of Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “—Limitation on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Worth (as defined below).

“Consolidated Net Worth” means, the consolidated stockholders’ equity of ICE and its Subsidiaries, as defined according to GAAP.

Limitation on Mergers and Other Transactions

ICE will not consolidate or amalgamate with or merge into any person and will not convey, transfer or lease all or substantially all of the assets of it and its Subsidiaries, taken as a whole, to any person, unless:

•	either (a) ICE is the surviving person or (b) the person surviving any such consolidation, amalgamation or merger or the person to which such conveyance, transfer or lease has been made expressly assumes ICE’s obligations on the notes and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by ICE and the person so assuming ICE’s obligations is organized under the laws of the United States or any state thereof; and

•	immediately after giving effect to the transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing.

Upon compliance with these provisions and the assumption of ICE’s obligations by a another person in connection with such a consolidation, amalgamation or merger, or conveyance, transfer or lease, ICE (except in the case of a lease) would be relieved of its obligations under the Indenture and the notes.

For so long as the Notes Guarantee is in place, NYSE will not consolidate or amalgamate with or merge into any person, unless:

•	NYSE is the surviving person or the surviving person (if other than NYSE) is organized under the laws of the United States or any state thereof and it expressly assumes the obligations under the Notes Guarantee and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by NYSE; and

•	immediately after giving effect to the transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing.

For the avoidance of doubt, nothing in the foregoing clauses will restrict NYSE from conveying, transferring or leasing all or substantially all of its assets to any person; provided that if such conveyance, transfer or lease constitutes a conveyance, transfer or lease of all or substantially all of the assets of ICE and its Subsidiaries, taken as a whole, ICE shall comply with the first paragraph of this covenant.

This “—Limitation on Mergers and Other Transactions” covenant will not apply to any conveyance, transfer, lease or other disposition of assets between or among ICE and its Subsidiaries.

Reports to Holders

The Indenture provides that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 15 days after such document or report is filed with the SEC. The Indenture provides further that any document or report that we have filed with the SEC and that is publicly accessible on the SEC’s EDGAR system will be deemed filed with the Trustee for purposes of this provision; provided that the Trustee will have no responsibility whatsoever to monitor whether any such filing has occurred.

Events of Default

The following events will be defined in the Indenture as “Events of Default” with respect to a series of notes:

(1)	the failure to pay interest on any note of such series when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the failure to pay the principal (or premium, if any) of any note of such series, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer);

(3)	the Notes Guarantee of the notes of such series shall for any reason cease to be, or shall for any reason be asserted in writing by ICE or NYSE (for so long as the Notes Guarantee is in place) not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the Indenture and the Notes Guarantee;

(4)	a default in the performance or breach of ICE or NYSE (for so long as the Notes Guarantee is in place) of any covenant or warranty contained in the Indenture (other than a covenant or warranty a default in the performance or the breach of which is expressly included in the Indenture solely for the benefit of a particular series of debt securities other than the notes) which default continues for a period of 90 days after ICE and NYSE, if applicable, receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture;

(5)	a default on any indebtedness of ICE or a Significant Subsidiary of ICE having an aggregate amount of at least $250,000,000, constituting a default either of payment of principal or which results in acceleration of the indebtedness unless the default has been cured or waived or the indebtedness discharged in full within 60 days after we have been notified of the default by the Trustee or holders of 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture;

(6)	one or more final judgments for the payment of money in an aggregate amount in excess of $250,000,000 above available insurance or indemnity coverage shall be rendered against ICE or of a Significant Subsidiary of ICE and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, but only if such judgment is an event of default at that time under the Credit Agreement; and

(7)	certain events of bankruptcy or insolvency (or involving equivalent concepts applicable outside the United States) affecting ICE or Significant Subsidiaries of ICE.

A default or Event of Default with respect to one series of notes will not necessarily be a default or Event of Default with respect to another series of notes.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to ICE or NYSE) shall occur and be continuing, the Trustee or the holders of at least 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture (voting together as a single class) may declare the principal of, and premium, if any, and accrued and unpaid interest on all notes to be due and payable by notice in writing to us and the Trustee.

If an Event of Default specified in clause (7) above with respect to ICE or NYSE (for so long as the Notes Guarantee is in place) occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all notes of a series shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The Indenture provides that at any time after a declaration of acceleration with respect to a series of notes as described in the second preceding paragraph has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding debt securities of all affected series, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

(1)	we have paid or deposited with the Trustee a sum sufficient to pay

(a)	all overdue interest on the notes of such series,

(b)	the principal of (and premium, if any, on) the notes of such series which have become due otherwise than by such declaration of acceleration and any interest thereon and

(c)	all sums paid or advanced by the Trustee as a result and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2)	all Events of Default with respect to the notes of such series, other than the non-payment of the principal, which have become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of a majority in aggregate principal amount of then outstanding debt securities of all affected series under the Indenture (voting together as a single class) may waive a past default with respect to such series, except a payment default on a note or a default in respect of a covenant or provision which cannot be modified or amended without consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on a note or a default in respect of a covenant or provision which cannot be modified or amended without consent of each holder, without your individual approval.

The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the series of notes with respect to which a default has occurred before proceeding to exercise any right or power under the Indenture at the request of the holders of such series of notes. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the series of notes.

No holder may institute any action against ICE or NYSE (for so long as the Notes Guarantee is in place) under the Indenture unless (i) the holder has given to the Trustee written notice of an Event of Default and of the continuance thereof with respect to the notes specifying an Event of Default, as required under the Indenture, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class) shall have requested the Trustee to institute such action and offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (iii) the Trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period. However, a holder is entitled at any time to bring an individual lawsuit for the payment of the money due on such holder’s notes on or after their due date.

Every year ICE will give to the Trustee a written statement of one of our officers certifying that to the best of his or her knowledge we and NYSE (for so long as the Notes Guarantee is in place) are in compliance with the Indenture and the debt securities, or else specifying any default.

Full Defeasance

We can legally release ourselves and NYSE (for so long as the Notes Guarantee is in place) from any payment or other obligations on the notes of a series and the related Notes Guarantee, called “full defeasance,” if we put in place the following arrangements for holders of such series of notes to be repaid:

•	We must deposit in trust for the benefit of the holders of such series of notes a combination of money and U.S. government or U.S. government agency notes or bonds sufficient in the opinion of a nationally recognized firm of independent public accountants to make interest, principal and any other payments on the applicable series of notes to maturity.

•	We must obtain an opinion of counsel that, based on a change in current federal tax law or an Internal Revenue Service (“IRS”) ruling, the above deposit will not cause beneficial owners of such series of notes to be taxed on such notes any differently than if we had not made the deposit and repaid such notes ourselves.

If we accomplished full defeasance, as described above, holders of the applicable series of notes would have to rely solely on the trust deposit for repayment on their notes and holders of the applicable series of notes could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

We will indemnify the Trustee against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the Trustee or against the principal and interest received on these obligations.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described under “—Full Defeasance” above and be released from some of the restrictive covenants in the notes of a series and release NYSE from its Notes Guarantee. This is called “covenant defeasance.” In that event, holders of the applicable series of notes would lose the protection of those restrictive covenants and the Notes Guarantee but would gain the protection of having money and notes set aside in trust to repay the applicable series of notes. In order to achieve covenant defeasance, we must do the following:

•	deposit in trust for the benefit of holders of the applicable series of notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the applicable series of notes to maturity; and

•	deliver to the Trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing beneficial owners of the applicable series of notes to be taxed on such notes any differently than if we did not make the deposit and repaid such notes ourselves.

If we accomplished covenant defeasance with respect to a series of notes, the following provisions of the Indenture and such series of notes would no longer apply:

•	Any covenants applicable to such series of notes described in this prospectus supplement and the accompanying prospectus.

•	The Events of Default with respect to such series of notes relating to breach of covenants and acceleration of the maturity of other debt.

•	The Notes Guarantee.

If we accomplish covenant defeasance with respect to a series of notes, holders of such series of notes can still look to us for repayment of such notes if a shortfall in the trust deposit occurs. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the notes of such series became immediately due and payable, there may be such a shortfall. Depending on the event causing the default, holders of such series of notes may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The Indenture will at our request be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes of a series (and the related Notes Guarantee), when:

(1)	either:

(A)	all notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B)	all notes of such series not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes of such series not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of notes of such series that have become due and payable) or to the maturity date or redemption date, as the case may be;

(2)	we have paid all other sums payable under the Indenture with respect to such series of notes by us; and

(3)	we have delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to such series of notes have been complied with.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the Indenture and the notes. Some types of changes require the approval of each holder of notes affected, some require approval by a vote of a majority of the aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class), and some changes do not require any approval at all.

Changes Requiring Approval of Each Affected Holder

First, there are changes that cannot be made to the notes without specific approval of each holder of notes affected. These include changes that:

(1)	reduce the percentage of holders of notes who must consent to a waiver or amendment of the Indenture;

(2)	reduce the rate of interest on any note or change the time for payment of interest;

(3)	reduce the principal or premium due on the notes or change the stated maturity date of the notes;

(4)	change the place or currency of payment on a note;

(5)	change the right of holders of notes to waive an existing default by majority vote;

(6)	modify the provisions of the Indenture with respect to the ranking of the notes in a manner adverse to holders;

(7)	impair holders’ right to sue for payment;

(8)	modify the redemption provisions of the notes in a manner adverse to you; or

(9)	make any change to this list of changes that requires each affected holder’s specific approval.

Changes Requiring a Majority Vote

The second type of change to the Indenture and the notes requires a vote in favor by holders owning a majority of the aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class). Most changes fall into this category, except for clarifying changes and certain other specified changes that would not adversely affect holders of the notes in any material respect, which do not require any vote of the holders. A majority vote is required to waive any past default, except a failure to pay principal or interest and default in certain covenants and provisions of the Indenture that cannot be amended without the consent of the holder of each note of an affected series.

Governing Law

The Indenture provides that it and each series of notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default with respect to a series of notes of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Book-Entry Settlement

We will issue each series of the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee in accordance with arrangements between DTC and the Trustee.

If you wish to hold notes through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. For those holders of notes outside the United States, Euroclear and Clearstream (both described below) participate in DTC through their New York depositaries (each, a “U.S. Depositary”). Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants or through other indirect participants that have access through direct participants.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Indenture or the notes. The ability of Euroclear or Clearstream to take actions as a holder of the notes under the Indenture will be limited by the ability of their respective U.S. Depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

The information in this section, including the subsections below, concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources we believe to be reliable, but we make no representation or warranty with respect to this information. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. We, NYSE and the Trustee will not be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures, or for the performance by direct or indirect participants of their obligations under the rules and procedures of the clearance systems.

Transfers within DTC, Euroclear and Clearstream will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold any notes through DTC and investors who hold or will hold any notes through Euroclear or Clearstream will be effected in DTC through the respective U.S. Depositaries of Euroclear and Clearstream.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of that holder under the Indenture or the global note of the applicable series of notes.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with notes held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

The laws of some states require certain purchasers of notes to take physical delivery of the notes in definitive form. These laws may impair your ability to transfer beneficial interests in the global note or notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global note or notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

The Depository Trust Company

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc.;

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the U.S. Depositaries for Euroclear or Clearstream.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary,

Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (the “Euroclear Terms and Conditions”) and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Certificated Notes

We will issue certificated notes of a series to each person that DTC identifies as the beneficial owner of the notes represented by the global notes of such series upon surrender by DTC of the global notes of such series only if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes of such series, or DTC ceases to be a clearing agency registered under the Exchange Act, and in each case we have not appointed a successor depositary within 90 days of that notice; or

•	an Event of Default with respect to such series of notes has occurred and is continuing and a holder of notes of such series requests the issuance of certificated notes of such series.

We, NYSE and the Trustee will not be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We, NYSE and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

DESCRIPTION OF OTHER INDEBTEDNESS

Set forth below is a summary of certain of our outstanding indebtedness and other financing arrangements. The following summary is not a complete description of the terms of these debt obligations and financing arrangements and is qualified in its entirety by reference to the applicable governing agreements, which are included as exhibits to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find Additional Information.”

Credit Agreement

On April 3, 2014, ICE, as parent borrower, and its subsidiary ICE Europe Parent Limited (“ICE Europe”), as subsidiary borrower, entered into a senior unsecured credit facility in the aggregate amount of $3.0 billion, pursuant to a credit agreement with Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender, Bank of America, N.A., as syndication agent, and the lenders signatory thereto, as amended by (i) the First Amendment to Credit Agreement, dated as of May 15, 2015, (ii) the Second Amendment to Credit Agreement, dated as of November 9, 2015 and (iii) the Third Amendment to Credit Agreement, dated as of November 13, 2015 (as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time, the “Credit Agreement”).

The Credit Agreement provides for a multi-currency revolving facility, with sub-limits for non-dollar borrowings and letters of credit and with a swingline facility available on same day basis. The Credit Agreement includes an option for ICE to propose an increase in the aggregate amount available for borrowing by up to $1.0 billion, subject to the consent of the lenders funding the increase and certain other conditions. In November 2015, we utilized this option to increase the amount of the Credit Agreement to $3.4 billion. The commitments under the Credit Agreement will automatically reduce to $3.2 billion on April 3, 2019, unless the maturity of the relevant commitments is extended as described below. The current maturity date of the Credit Agreement is November 13, 2020. Amounts borrowed under the Credit Agreement may be prepaid at any time without premium or penalty. Borrowings under the Credit Agreement bear interest at LIBOR or a base rate, at the borrower’s option, plus an applicable ratings-based margin ranging from 0.875% to 1.50% on the LIBOR loans and from 0.00% to 0.50% for the base rate loans.

The amounts available under the Credit Agreement are available to ICE to use for working capital and general corporate purposes including, but not limited to, acting as a backstop to the amounts issued under ICE’s Commercial Paper Program described below. The Credit Agreement contains customary representations and warranties, covenants and events of default, including (i) a leverage ratio, (ii) limitations on liens on the assets of ICE or its subsidiaries, (iii) indebtedness of non-obligor subsidiaries, (iv) the sale of all or substantially all of the assets of ICE and its subsidiaries, and (v) other matters. As of June 30, 2017, we were in compliance with all applicable covenants.

No amounts were outstanding under the Credit Agreement as of June 30, 2017. Of the $3.4 billion that was available for borrowing under the Credit Agreement as of June 30, 2017, $1.2 billion was required to back-stop the amount outstanding under our Commercial Paper Program as of June 30, 2017. The amount required to back-stop our Commercial Paper Program will fluctuate as we increase or decrease our commercial paper borrowings. The remaining $2.2 billion as of June 30, 2017 was available to us to use for working capital and general corporate purposes, and any portion of the revolving credit facility no longer necessary in the future to be reserved for the foregoing purposes will be available to us to use for working capital and general corporate purposes. Any incremental amount of commercial paper that we issue under our Commercial Paper Program will increase the amount required to back-stop our commercial paper and thus effectively reduce the amount available for borrowing under the Credit Agreement.

Following the completion of this offering, we plan to enter into an amendment to the Credit Agreement, which will, among other things, (i) extend the maturity of the Credit Agreement, (ii) remove ICE Europe as a party to the Credit Agreement, (iii) increase the maximum leverage ratio to 3.50:1.00 and (iv) up to two times, increase the maximum leverage ratio from 3.50:1.00 to 4.00:1.00 for a period of one year following a material acquisition. There can be no assurance that we will enter into an amendment of the Credit Agreement on these terms or at all.

Commercial Paper Program

ICE maintains a U.S. dollar commercial paper program (the “Commercial Paper Program”) for the issuance of unsecured commercial paper in the U.S. capital markets. The Commercial Paper Program is currently backed by the borrowing capacity available under the Credit Agreement. The effective interest rate of commercial paper issuances does not materially differ from short term interest rates (such as USD LIBOR). The fluctuation of these rates due to market conditions may impact our interest expense.

Commercial paper notes of $1.2 billion with original maturities ranging from 3 to 75 days were outstanding as of June 30, 2017 under our Commercial Paper Program.

Senior Notes

In November 2015, we issued $1.25 billion aggregate principal amount of 2.75% senior unsecured fixed rate notes due November 2020 (the “2020 Senior Notes”), and $1.25 billion aggregate principal amount of 3.75% senior unsecured fixed rate notes due November 2025 (the “2025 Senior Notes”). We used the net proceeds from the 2020 Senior Notes and 2025 Senior Notes offering, together with $1.6 billion of borrowings under our Commercial Paper Program, to finance the $4.1 billion cash portion of the purchase price of our acquisition of Interactive Data Corporation.

In October 2013, we issued $600 million aggregate principal amount of 2.50% senior unsecured fixed rate notes due October 2018 (the “2018 Senior Notes”), and $800 million aggregate principal amount of 4.00% senior unsecured fixed rate notes due October 2023 (the “2023 Senior Notes” and, together with the 2018 Senior Notes, 2020 Senior Notes and the 2025 Senior Notes, the “Senior Notes”). We used the net proceeds from the 2018 Senior Notes and 2023 Senior Notes offering, together with available cash and $400 million borrowed in October 2013 under a senior unsecured revolving credit facility, to finance the $2.7 billion cash portion of the purchase price of our acquisition of NYSE.

NYSE USD Notes

In connection with our acquisition on November 13, 2013 of NYSE, we assumed NYSE’s outstanding debt instruments, which included the NYSE USD Notes. All of the NYSE USD Notes remain outstanding as of the date of this prospectus supplement. The NYSE USD Notes are guaranteed by ICE. We intend to use a portion of the net proceeds from this offering to fund the redemption of the NYSE USD Notes. See “Use of Proceeds.”

NYSE Subsidiary Guarantee

The Credit Agreement is currently guaranteed by NYSE. Under the terms of the Credit Agreement, NYSE’s guarantee thereof may be released upon a sale, disposition or transfer of NYSE. It may also be released on the written request of ICE if no default or event of default exists under the Credit Agreement at the time of the request and immediately after giving effect to the release, and an investment grade ratings condition is satisfied. We expect to request and effect the release of NYSE’s guarantee of the Credit Agreement upon the redemption or other payment in full of the NYSE USD Notes.

In addition, the Senior Notes and the Commercial Paper Program are, and the notes offered hereby will be, guaranteed by NYSE for as long as NYSE remains a guarantor under the Credit Agreement. As mentioned above, we expect that NYSE will be released from its guarantee of the Credit Agreement upon the redemption or other payment in full of the NYSE USD Notes. Upon such release, NYSE will also automatically be released from its guarantees of the Senior Notes, our Commercial Paper Program and the notes offered hereby. See also “Description of Notes—Notes Guarantee.”

Future Capital Requirements

Our future capital requirements will depend on many factors, including the rate of growth across our trading and clearing and data and listings segments, strategic plans and acquisitions, available sources for financing activities, required technology and clearing initiatives, regulatory requirements, the timing and introduction of new products and enhancements to existing products, the geographic mix of our business, potential stock repurchases, and the continuing market acceptance of our electronic trading and clearing platforms.

We regularly explore and evaluate strategic acquisitions in the United States and abroad that could provide us with opportunities to further grow our business and enhance our competitive position, any of which, individually or in the aggregate, may be material to our business. We continue to engage actively in discussions with industry participants regarding potential business combination transactions, the nature, size and timing of which are uncertain. We expect to finance any acquisitions announced in the near term with the issuance of additional equity securities (or, for smaller transactions, with available cash). Business combination transactions involve a number of risks, including, among others, challenges of integrating multiple businesses. For a more complete discussion of these risks, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. The occurrence of any of such risks could have a material adverse impact on our financial condition, businesses or results of operations and could adversely affect our debt credit ratings.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes we are offering. This discussion applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances. This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws. This section does not apply to you if you are a member of a class of investors subject to special rules, such as:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank, thrift or other financial institution;

•	a life insurance company;

•	a regulated investment company or real estate investment trust;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a person subject to the alternative minimum tax;

•	a person that purchases or sells notes as part of a wash sale for tax purposes;

•	a U.S. expatriate or former long-term resident; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price identified on the cover, the rules under the Internal Revenue Code of 1986, as amended, (the “Code”) regarding market discount or amortizable bond premium may also apply to you. You should consult your tax advisor regarding the application of these rules.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws and guidance are subject to change, possibly on a retroactive basis.

If an entity treated as a partnership for U.S. tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a domestic corporation,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

As described elsewhere in this prospectus supplement, the amount and timing of payments on the notes are subject to contingency if there is a Change of Control Triggering Event. See “Description of Notes—Repurchase upon Change of Control Triggering Event.” This contingency may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, a contingency will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is “remote.” We believe the contingency described herein to be remote. Accordingly, we intend to take the position that such contingency will not cause the notes to be treated as contingent payment debt instruments. You may not take a contrary position unless you disclose such contrary position in the proper manner to the Internal Revenue Service (the “IRS”). You should consult your own tax advisors with respect to the contingency described herein. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Payments of Interest. You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Sale, Exchange or Retirement of the Notes. You will generally recognize capital gain or loss on the sale, exchange or retirement of your note equal to the difference between the amount you realize on the sale, exchange or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your note. Your tax basis in a note is generally your cost of the note. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates if the property is held for more than one year.

As described above under “Description of Notes—Notes Guarantee” and “Description of Other Indebtedness—NYSE Subsidiary Guarantee,” NYSE will no longer be a guarantor under the notes if it is no longer a guarantor under the Credit Agreement. Although a modification of the terms of a debt instrument could sometimes cause there to be a deemed disposition of the instrument for U.S. federal income tax purposes, the release of NYSE from the guarantee under the notes will not trigger a deemed disposition, or any other consequences, for U.S. federal income tax purposes.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. holder. You are a Non-U.S. holder if you are the beneficial owner of a note and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

If you are a U.S. holder, this subsection does not apply to you.

Under U.S. federal income tax law, and subject to the discussions of effectively connected income, FATCA withholding and backup withholding below, if you are a Non-U.S. holder of a note:

•	we and other U.S. payors generally will not be required to deduct U.S. withholding tax from payments of principal and interest to you if, in the case of payments of interest:

◾	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

◾	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and

◾	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

¡	you have furnished to the U.S. payor an IRS Form W-8BEN, an IRS Form W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

¡	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for U.S. federal income tax purposes and as a non-United States person,

¡	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

✓	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

✓	a qualified intermediary (generally a non-U.S. financial institution or clearing organization or a non-U.S. branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

✓	a U.S. branch of a non-U.S. bank or one of certain other non-U.S. financial institutions, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the notes in accordance with Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

¡	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

✓	certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN, an IRS Form W-8BEN-E or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

✓	to which is attached a copy of the IRS Form W-8BEN, an IRS Form W-8BEN-E or acceptable substitute form, or

¡	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payments on the notes in accordance with Treasury regulations; and

•	no deduction for any U.S. withholding tax would be made from any gain that you realize on the sale or exchange of your note.

If you do not satisfy the requirements above, subject to the discussion of effectively connected income below, interest paid to you generally will be subject to a 30% U.S. federal withholding tax. However, in this case, you generally will be entitled to a reduction in or an exemption from withholding on interest if you provide a properly executed IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and your country of residence.

Notwithstanding the foregoing, if interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. holder (see “U.S. Holders” above). In this case, you will be exempt from withholding tax on interest, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You are urged to consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

FATCA Withholding

Pursuant to provisions of the Code commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source interest and the gross proceeds from the sale or other disposition of notes that can produce U.S.-source interest. Amounts that you receive in respect of the notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the information reporting required under FATCA. You should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. holder, we and other payors are required to report to the IRS all payments of principal and interest on your note. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding would apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

In general, if you are a Non-U.S. holder, we and other payors are required to report payments of interest on your notes on IRS Form 1042-S. Payments of principal would not be subject to information reporting and backup withholding and payments of interest made by us and other payors to you would otherwise not be subject to backup withholding, provided that the certification requirements described above under “Non-U.S. Holders” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of notes effected at a U.S. office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and (ii) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person

In general, payment of the proceeds from the sale of a note effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting and, in the case of U.S. Holders, backup withholding in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and MUFG Securities Americas Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of 2022 Notes	Principal Amount of 2027 Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$87,500,000	$87,500,000
Wells Fargo Securities, LLC	87,500,000	87,500,000
MUFG Securities Americas Inc.	75,000,000	75,000,000
Loop Capital Markets LLC	37,500,000	37,500,000
BBVA Securities Inc.	25,750,000	25,750,000
BMO Capital Markets Corp.	25,750,000	25,750,000
Fifth Third Securities, Inc.	25,750,000	25,750,000
Mizuho Securities USA LLC	25,750,000	25,750,000
PNC Capital Markets LLC	25,750,000	25,750,000
Citigroup Global Markets Inc.	15,000,000	15,000,000
Credit Suisse Securities (USA) LLC	15,000,000	15,000,000
J.P. Morgan Securities LLC	15,000,000	15,000,000
Morgan Stanley & Co. LLC	15,000,000	15,000,000
SG Americas Securities, LLC	15,000,000	15,000,000
Goldman Sachs & Co. LLC	8,750,000	8,750,000

Total	$500,000,000	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.350% of the principal amount of the 2022 notes and 0.400% of the principal amount of the 2027 notes. The underwriters may allow, and such dealers may reallow, a discount to certain other dealers not in excess of 0.250% of the principal amount of the 2022 notes and 0.250% of the principal amount of the 2027 notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $2 million and are payable by us.

New Issue of Notes

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

It is expected that delivery of the notes will be made against payment thereof on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or on the next business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

No Sales of Similar Securities

ICE and NYSE have agreed that ICE and NYSE will not, for a period commencing on the date of the underwriting through the closing date of the offering of the notes, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the prices of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

An affiliate of Wells Fargo Securities, LLC acts as administrative agent and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as syndication agent under the Credit Agreement. Affiliates of each of the underwriters are lenders under the Credit Agreement. An affiliate of Wells Fargo Securities, LLC is also a trustee for the notes and our Senior Notes. In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”) each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purpose of this foregoing, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)

(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act (“FSMA”) by us;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF SECURITIES

The validity of the notes and related guarantee offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Shearman & Sterling LLP, New York, New York is also advising us in connection with this offering.

EXPERTS

The consolidated financial statements of Intercontinental Exchange, Inc. and its subsidiaries appearing in ICE’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of ICE’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

INTERCONTINENTAL EXCHANGE, INC.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

Guarantees

Intercontinental Exchange, Inc. (“ICE”) may, from time to time, in one or more series, offer to sell the securities identified above. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by the applicable prospectus supplement describing the method and terms of the applicable offering.

The obligations of ICE under any debt securities issued by the company may be fully and unconditionally guaranteed by NYSE Holdings LLC (“NYSE Holdings”), a wholly owned subsidiary of ICE.

One or more selling stockholders may use this prospectus in connection with their resales of shares of common stock from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. Information about any selling stockholder and its resale of shares of common stock, including the relationship between such selling stockholder and ICE and the amounts, prices and other terms of the applicable offering, will be included in the applicable prospectus supplement, if required.

Our common stock is listed on the New York Stock Exchange under the symbol “ICE.”

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision.

Investing in the securities involves certain risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors ” beginning on page 25 in ICE’s Annual Report on Form 10-K for the year ended December  31, 2014, which is incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement for a description of the factors you should consider before deciding to invest in any of our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 3, 2015

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. None of ICE, NYSE or any selling stockholder has authorized anyone to provide you with information other than the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Where You Can Find More Information”, or any free writing prospectus that ICE prepares and distributes. None of ICE, NYSE or any selling stockholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, the accompanying prospectus supplement and any such free writing prospectus may be used only for the purposes for which they have been published. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the cover page of this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the registrants have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, ICE may offer the securities described in this prospectus in one or more offerings and the additional registrant may offer a related guarantee. Each time ICE sells securities or the additional registrant sells a related guarantee, it will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information”.

Unless the context otherwise requires, in this prospectus, “we”, “our” or “us” refer to ICE.

WHERE YOU CAN FIND MORE INFORMATION

ICE is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov or on our Internet site at http://www.intercontinentalexchange.com. Except for the documents referred to under this caption “Where You Can Find More Information” in this prospectus or any accompanying prospectus supplement which are specifically incorporated by reference into this prospectus or any accompanying prospectus supplement, information contained on ICE’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus or any accompanying prospectus supplement. ICE has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

The registrants have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus and prior to the termination of the applicable offering of securities by means of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1)	Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2014, filed on February 5, 2015 (File No. 001-36198);

2)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended March 31, 2015, filed on May 5, 2015 (File No. 001-36198);

3)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended June 30, 2015, filed on August 5, 2015 (File No. 001-36198);

4)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended September 30, 2015, filed on October 28, 2015 (File No. 001-36198);

5)	Definitive Proxy Statement of Intercontinental Exchange, Inc. on Schedule 14A for the Annual Meeting of Stockholders on May 15, 2015, filed on March 30, 2015 (solely to the extent incorporated by reference into Part III of Intercontinental Exchange Inc.’s 2014 Annual Report on Form 10-K) (File No. 001-36198);

6)	Current Reports of Intercontinental Exchange, Inc. on Form 8-K filed on January 6, 2015; May 19, 2015; May 27, 2015; September 17, 2015; October 26, 2015; October 28, 2015; November 10, 2015; November 13, 2015; November 18, 2015; and November 24, 2015 (File No. 001-36198); and

7)	All documents filed by ICE under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the applicable offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 5660 New Northside Drive, Atlanta, GA 30328, telephone (770) 857-4700.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in or implied by these forward-looking statements. See “Risk Factors” below for information regarding important risk factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements.

INTERCONTINENTAL EXCHANGE

Together with our consolidated subsidiaries, we are a leading global operator of regulated exchanges, clearing houses and listing venues, and a provider of data services for commodity and financial markets. We operate regulated marketplaces for trading and clearing a broad array of derivatives and securities contracts across major asset classes, including energy and agricultural commodities, interest rates, equities, equity derivatives, credit derivatives, bonds and currencies.

Our exchanges include: futures exchanges in the United States, United Kingdom, continental Europe, Canada and Singapore and cash equities exchanges and equity options exchanges in the United States. We operate over-the-counter, or OTC, markets for physical energy and credit default swaps, or CDS. We also own seven central counterparty clearing houses serving the global derivatives markets. Through our trading, clearing, listings and post-trade platforms, we bring together buyers and sellers by offering liquid markets, benchmark products, access to capital markets, data and a range of services to support market participants’ investing, risk management and capital raising activities.

We were previously known as IntercontinentalExchange Group, Inc. and changed our name to Intercontinental Exchange, Inc., a Delaware corporation, on June 2, 2014. We were organized on March 6, 2013 as a direct, wholly-owned subsidiary of Intercontinental Exchange Holdings, Inc. (formerly known as IntercontinentalExchange, Inc.) for the purpose of effecting Intercontinental Exchange Holdings, Inc.’s acquisition of NYSE Holdings LLC (formerly known as NYSE Euronext Holdings LLC) (“NYSE Holdings”), which occurred on November 13, 2013 in a stock and cash transaction valued at $11.1 billion. Upon completion of the acquisition, Intercontinental Exchange Holdings, Inc. and NYSE Holdings each became our wholly-owned subsidiaries. NYSE Holdings is a guarantor of certain of our existing senior indebtedness. NYSE Holdings LLC was organized on May 22, 2006 as a Delaware limited liability company. The predecessor entity to Intercontinental Exchange Holdings, Inc. was established in May 2000.

Our principal executive offices are located at 5660 New Northside Drive, Atlanta, Georgia 30328, and our telephone number is 770-857-4700.

RISK FACTORS

Investing in securities issued by ICE and NYSE Holdings involves risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our consolidated ratio of earnings to fixed charges for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income before adjustment for fixed charges, and adjusted for non-controlling interests in consolidated subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense on outstanding debt, interest expense on line of credit, amortization of debt issuance costs and effective interest expense on the Russell license.

	Nine Months Ended September 30, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	19.5x	15.0x	9.7x	21.0x	22.4x	20.4x

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner set forth in the applicable prospectus supplement, which may include general corporate purposes.

ICE will not receive any proceeds from the sale of shares of common stock by any selling stockholder.

DESCRIPTION OF SECURITIES

We may use this prospectus to offer securities from time to time in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We or any selling stockholder may sell shares of our common stock, $0.01 par value per share.

The following summary is a description of the material terms of ICE’s capital stock. You should also refer to (1) the second amended and restated certificate of incorporation of ICE, which is also referred to as the certificate of incorporation, (2) the fifth amended and restated bylaws of ICE, which is also referred to as the bylaws, and (3) the applicable provisions of the Delaware General Corporation Law.

Pursuant to the certificate of incorporation, ICE’s authorized capital stock consists of six hundred million (600,000,000) shares, each with a par value of $0.01 per share, of which:

•	one hundred million (100,000,000) shares are designated as preferred stock; and

•	five hundred million (500,000,000) shares are designated as common stock.

All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued and sold, validly issued, fully paid and nonassessable.

ICE’s common stock has the following rights and privileges:

•	Voting: ICE and certain of its subsidiaries are subject to limitations and requirements relating to the voting of ICE capital stock. For so long as ICE directly or indirectly controls any U.S. regulated subsidiary (as defined in Article V of the certificate of incorporation), no person, either alone or together with its related persons (as that term is defined in Article V of the certificate of incorporation) is entitled to vote or cause the voting of shares of ICE common stock representing in the aggregate more than 10% of the outstanding shares of ICE common stock. ICE will disregard any votes cast in excess of the 10% voting limitation unless the ICE board of directors expressly permits a person, either alone or together with its related persons, to exercise a vote in excess of the voting limitation and the SEC approves such vote.

•

Ownership: ICE and certain of its subsidiaries are subject to limitations and requirements relating to the ownership of ICE capital stock. For so long as ICE directly or indirectly controls any U.S. regulated subsidiary, no person, either alone or together with its related persons may beneficially own shares of ICE common stock representing in the aggregate more than 20% of the outstanding number of votes entitled to be cast on any matter. The 20% ownership limitation will apply unless the ICE board of directors expressly permits a person, either alone or together with its related persons, to own shares in excess of limitation and the SEC approves such exception. If no such permission is granted and approved, any person who owns shares of ICE common stock in excess of the 20% ownership threshold will be obligated to sell, and ICE will be obligated to purchase, at par value the number of shares held by such person above the ownership limitation.

•	Dividends and distributions: The holders of shares of ICE common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by the ICE board of directors from legally available assets or funds.

•	Liquidation, dissolution or winding-up: In the event of the liquidation, dissolution or winding-up of ICE, holders of the shares of common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of any ICE preferred stock.

•	Restrictions on transfer: Neither the certificate of incorporation nor the bylaws contain any restrictions on the transfer of shares of ICE common stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

•	Redemption, conversion or preemptive rights: Holders of shares of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for ICE securities.

•	Other provisions: There are no redemption provisions or sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by ICE.

The rights, preferences, and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of any series of preferred stock that ICE may designate and issue in the future. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Limitation of Liability and Indemnification Matters

The certificate of incorporation provides that no ICE director will be liable to ICE or its stockholders for monetary damages for breach of fiduciary duty as a director, except in those cases in which liability is mandated by the Delaware General Corporation Law, and except for liability for breach of the director’s duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or any transaction from which the director derived any improper personal benefit. The bylaws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or senior officer of ICE or, at the request of ICE, serves or served as a director, officer, partner, member, employee or agent of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. The bylaws also provide that, to the extent authorized from time to time by the ICE board of directors, ICE may provide to any one or more other persons rights of indemnification and rights to receive payment or reimbursement of expenses, including attorneys’ fees.

Section 203 of the Delaware General Corporation Law

ICE is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner or a certain level of stock is acquired upon consummation of the transaction in which the person became an interested stockholder. A business combination includes, among other things, a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203 of the Delaware General Corporation Law, a business combination between ICE and an interested stockholder is prohibited during the relevant three-year period unless it satisfies one of the following conditions:

•	prior to the time the stockholder became an interested stockholder, the ICE board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of ICE voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers); or

•	the business combination is approved by the ICE board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of ICE outstanding voting stock that is not owned by the interested stockholder.

Certain Anti-Takeover Matters

The certificate of incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the ICE board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Board of Directors

Vacancies and newly created seats on the ICE board may be filled only by the ICE board of directors. Generally, only the ICE board of directors may determine the number of directors on the ICE board of directors. However, if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, then the number of directors elected by the holders of such stock will be determined according to the terms of the stock and pursuant to the resolutions relating to the stock. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on the board makes it more difficult to change the composition of the ICE board of directors, but these provisions promote a continuity of existing management.

Advance Notice Requirements

The bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of ICE stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the ICE secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of ICE not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Adjournment of Meetings of Stockholders Without a Stockholder Vote

The bylaws permit the chairman of the meeting of stockholders, who is appointed by the board of directors, to adjourn any meeting of stockholders for a reasonable period of time without a stockholder vote.

Special Meetings of Stockholders

The bylaws provide that special meetings of the stockholders may be called by the board of directors, the chairman of the board, the chief executive officer, or at the request of holders of at least 50% of the shares of common stock outstanding at the time that would be entitled to vote at the meeting.

No Written Consent of Stockholders

The certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting. The certificate of incorporation does not permit holders of ICE common stock to act by written consent without a meeting.

Amendment of Certificate of Incorporation and Bylaws

Under the Delaware General Corporation Law, unless a corporation’s certificate of incorporation imposes a higher vote requirement, a corporation may amend its certificate of incorporation upon the submission of a proposed amendment to stockholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of its outstanding voting shares and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class. Under the certificate of incorporation, the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding shares of common stock and all other outstanding shares of stock of ICE entitled to vote on such matter is required to amend, modify in any respect or repeal any provision of the certificate of incorporation related to: (i) considerations of the board of directors in taking any action; (ii) limitations on stockholder action by written consent; (iii) the required quorum at meetings of the stockholders; (iv) the amendment of the bylaws by the stockholders; (v) the location of stockholder meetings and records; (vi) limitations on voting and ownership of ICE common stock and (vii) the provisions in Article X requiring such a supermajority vote. Additionally, the minimum applicable stockholder approval percentage will be 80% for any amendment to the ICE certificate of incorporation seeking to reduce the minimum percentage of votes, set forth in the bylaws, required for certain amendments to the bylaws.

Subject to certain exceptions, the ICE board of directors is expressly authorized to adopt, amend or repeal any or all of the bylaws of ICE at any time. ICE stockholders may adopt, amend or repeal any of the ICE Group bylaws by an affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding ICE Group common stock entitled to vote on the matter.

For so long as ICE shall control, directly or indirectly, any U.S. Regulated Subsidiary, before any amendment or repeal of any provision of the bylaws or the certificate of incorporation may become effective, it must be filed with, or filed with and approved by, the SEC or submitted to the boards of directors of New York Stock Exchange LLC, NYSE Market (DE), Inc., NYSE Regulation, Inc., NYSE Arca, Inc., NYSE Arca Equities, Inc. and NYSE MKT LLC. If any of these boards of directors determines that the amendment or repeal must be filed with, or filed with and approved by, the SEC under Section 19 of the Exchange Act, then the amendment or repeal shall not be effectuated until filed with, or filed with and approved by, as applicable, the SEC.

Blank Check Preferred Stock

The certificate of incorporation provides for one hundred million (100,000,000) authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of ICE by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the ICE board of directors were to determine that a takeover proposal is not in the best interests of ICE, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the certificate of incorporation grants the ICE board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control. The board of directors currently does not intend to seek stockholder approval prior to any issuance of shares of preferred stock, unless otherwise required by law.

Listing

ICE’s common stock is listed on the New York Stock Exchange under the symbol “ICE”.

Transfer Agent

The transfer agent for ICE common stock is Computershare Investor Services.

Preferred Stock; Depositary Shares

Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series. To establish a series of preferred stock, our board must set the terms thereof. We may sell shares of our preferred stock, $0.01 par value per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment and which may be fully and unconditionally guaranteed by NYSE Holdings. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange, whether such debt securities shall be guaranteed by NYSE Holdings and any other specific terms of any debt securities that we may issue from time to time.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, in each case, with the specific terms and conditions set forth in a supplemental indenture or company order. Unless otherwise specified in the applicable prospectus supplement, our senior debt securities will be issued in one or more series under an indenture, to be entered into between ICE, and Wells Fargo Bank, National Association, as trustee, and to which NYSE Holdings may become a party as guarantor. Wells Fargo Bank, National Association will also be appointed to act as the paying agent, conversion agent, registrar and custodian with regard to the senior debt securities. The form of indenture relating to our senior debt securities is filed as an exhibit to the registration statement of which this prospectus is a part. Unless otherwise specified in the applicable prospectus supplement, our subordinated debt securities will be issued in one or more series under an indenture, to be entered into between ICE and Wells Fargo Bank, National Association, as trustee, or a different trustee named in such indenture, and to which NYSE Holdings may become a party as guarantor. The form of indenture relating to our subordinated debt securities is filed as an exhibit to the registration statement of which this prospectus is a part.

Unless otherwise stated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the applicable indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. The prospectus supplement relating to any series of debt securities will describe the specific terms of such debt securities. Unless otherwise stated in the applicable prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

ICE expects the debt securities to be issued in fully registered form without coupons. Subject to the limitations provided in the applicable indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Unless otherwise stated in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The debt securities and the indentures under which the debt securities will be issued will be governed by and construed in accordance with the law of the State of New York.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from, or to sell to, us, and obligating us to sell to, or to purchase from, the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The applicable prospectus supplement will describe the terms of the purchase contracts, including, if applicable, collateral or depositary arrangements.

Units

We may issue units consisting of one or more purchase contracts and beneficial interests in any of our securities described in the applicable prospectus supplement, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts. The applicable prospectus supplement will describe the terms of the units, including, if applicable, collateral or depositary arrangements.

Guarantees of Debt Securities

NYSE Holdings may fully and unconditionally guarantee the debt securities of ICE. The particular terms of NYSE Holdings’ guarantees, if any, of a particular issue of ICE debt securities will be described in the related prospectus supplement. Any guarantees of ICE debt securities will be governed by and construed in accordance with the law of the State of New York.

At the time of an offering and sale of ICE debt securities, this prospectus together with the accompanying prospectus supplement will describe the material terms of the guarantees, if any, of the ICE debt securities being offered.

PLAN OF DISTRIBUTION

We or any selling stockholder may sell securities from time to time to purchasers directly, through broker-dealers acting as agents, dealers, or underwriters or through a combination of any of those methods of sale or as otherwise described in the applicable prospectus supplement, if required.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Intercontinental Exchange, Inc. and subsidiaries appearing in ICE’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of ICE’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Intercontinental Exchange, Inc.

$500,000,000 2.350% SENIOR NOTES DUE 2022

$500,000,000 3.100% SENIOR NOTES DUE 2027

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers for the 2022 Notes and the 2027 Notes

BofA Merrill Lynch	Wells Fargo Securities	MUFG

Joint Book-Running Managers for the 2022 Notes

Senior Co-Managers for the 2027 Notes

Loop Capital Markets	Mizuho Securities	PNC Capital Markets LLC

Joint Book-Running Managers for the 2027 Notes

Senior Co-Managers for the 2022 Notes

BBVA	BMO Capital Markets	Fifth Third Securities
Co-Managers for the 2022 Notes and the 2027 Notes
Citigroup	Credit Suisse	J.P. Morgan
Morgan Stanley	SOCIETE GENERALE	Goldman Sachs & Co. LLC

August 10, 2017